Exhibit 10.1

SECURITIES EXCHANGE AGREEMENT

This Securities Exchange Agreement (this “Agreement”), dated as of this 12th day of June, 2019, by and between Findex.com, Inc., a Nevada corporation, with offices located at 1313 South Killian Drive, Lake Park, FL 33403 (the “Company”) and Michael Membrado, an individual whose principal residence is located at 165 Old Post Road, Bedford Corners, NY 10549 (the “Investor”) (the Company and the Investor shall hereinafter be referred to jointly as the “Parties”).

WHEREAS, the Investor, having made certain cash investments in the Company, is the holder of certain promissory notes (collectively, the “Original Securities”) in the combined principal amount of thirty two thousand seven hundred fifty two dollars and forty two cents ($32,752.42), copies of which Original Securities are annexed hereto as Exhibit A, Exhibit B and Exhibit C, respectively;

WHEREAS, the Parties agree after consideration of the relevant factors that, as of and through the date hereof, and notwithstanding the stated interest rates set forth on the face of the Original Securities, the aggregate accrued interest payable on the Original Securities amounts to four thousand four hundred fourteen dollars and twenty one cents ($4,414.21) (such aggregate interest obligation, when combined with the principal debt obligation owing under the Original Securities to be referred to hereinafter as the “Aggregate Debt Obligation”);

WHEREAS, notwithstanding the fact that the Original Securities have been since their issuance, and in accordance with their express terms, convertible to common stock of the Company, par value $0.001 per share (the “Common Stock”), to date, neither the entirety nor any part of the Aggregate Debt Obligation has been so converted;

WHEREAS, the Company, as part of a broader balance sheet restructuring initiative, has offered to the Investor an opportunity to agree to cancel and exchange the Original Securities, inclusive of the Aggregate Debt Obligation and the attendant rights of conversion, and pursuant to Section 3(a)(9) of the U.S. Securities Act of 1933 (as amended and together with the rules and regulations promulgated thereunder, the “Securities Act”), for a number of shares of a certain series of Company preferred stock designated by the Company “Series RX-1 Convertible Preferred Stock” (the “Series RX-1 Preferred Stock”) pursuant to a certificate of designations made a part of the Company’s Articles of Incorporation through filing with the Nevada Secretary of State as of June 3, 2019 (the “Certificate of Designations”), a copy of which Certificate of Designations is annexed hereto as Exhibit D and made a part hereof, and the Investor desires to accept such offer;

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, it is agreed by and between the Company and Investor as follows:

1.       Exchange of Original Securities. As of the date hereof, and pursuant to exemption afforded by Section 3(a)(9) of the Securities Act, the Investor shall have physically delivered and surrendered to the Company the originally signed instruments embodying the Original Securities in exchange for taking delivery by the Company of this Agreement, duly executed on behalf of the Company, which Agreement shall be deemed to reflect delivery to the Investor of thirty three thousand eight hundred seventy three (33,873) shares of Series RX-1 Preferred Stock (the “Exchange Shares”), without the payment of any additional consideration (the “Exchange”).

2.       Investor Representation. The Investor hereby represents to the Company and agrees that, consistent with the Original Securities, the Exchange Shares are characterized as “restricted securities” under the Securities Act and that, under the Securities Act, they may not be resold, pledged or otherwise transferred without registration under the Securities Act or an exemption therefrom.

3.       Representation of Company. The Company hereby represents and warrants to the Investor that (i) it has available the authorized but unissued shares of Series RX-1 Preferred Stock required to fulfill its obligations under this Agreement, (ii) the Exchange Shares will be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issuance thereof, (iii) as soon as practicable, it shall deliver to the Investor one or more share certificates to the Investor reflecting the Exchange Shares, and (iv) the Exchange is being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act, and it shall not take any position contrary to that recognition, including without limitation, and for purposes of resale exemption under Rule 144 of the Securities Act, that the holding period of the Exchange Shares may be tacked onto the holding period of the Original Securities.

4.       Governing Law. This Agreement is being executed and delivered in the State of Florida and shall be governed by, construed and enforced in accordance with the laws of the State of Florida without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the Parties have executed, or caused their duly authorized agents to execute, in each case as appropriate, this Agreement as of the day and year first above written.

Company		Investor

FINDEX.COM, INC.

By:
Name:	Steven Malone	Michael Membrado
Title:	President & Chief Executive Officer